Exhibit 8.1
List of Subsidiaries of SK Telecom Co., Ltd.
(As of December 31, 2010)

Subsidiary Name	Jurisdiction of Incorporation
SK Broadband Co., Ltd.	Korea
SK Communications Co., Ltd.	Korea
SK Telink Co., Ltd.	Korea
PS&Marketing Corporation	Korea
PAXNet Co., Ltd.	Korea
F&U Credit information Co., Ltd.	Korea
Loen Entertainment, Inc.	Korea
Ntreev Soft Co., Ltd.	Korea
Commerce Planet Co., Ltd.	Korea
Stonebridge Cinema Fund	Korea
SK i-media Co., Ltd.	Korea
Broadband D&M Co., Ltd.	Korea
Broadband Media Co., Ltd.	Korea
Broadband CS Co., Ltd.	Korea
Service Ace Co., Ltd.	Korea
Service Top Co., Ltd.	Korea
Network O&S Co., Ltd.	Korea
K-net Culture and Contents Venture Fund	Korea
2nd Benex Focus Investment Fund	Korea
Benex Movie Expert Fund	Korea
Open Innovation Fund	Korea
Benex Sector Limited Partnership IV	Korea
BMC Digital Culture and Contents Fund	Korea
The Contents Com Co., Ltd.	Korea
PREGM Co., Ltd.	Korea
SK Telecom China Holdings Co., Ltd.	China
Sky Property Mgmt., Ltd.	British Virgin Islands
Shenzhen E-eye High Tech Co., Ltd.	China
SKT Vietnam PTE., Ltd.	Singapore
SKT Americas, Inc.	United States
SK Telecom Global Investment B.V	The Netherlands
Technology Venture Fund, LP	United States
YTK Investment Ltd	Cayman Islands
SK Technology Innovation Company	Cayman Islands